ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of November 27, 2002, is made by and between DOW CORNING ENTERPRISES, INC., a Delaware corporation ("Buyer"), and STERLING SEMICONDUCTOR, INC., a Delaware corporation ("Seller").

                             BACKGROUND INFORMATION

         A. Seller is engaged in the business of manufacturing silicon carbide products used in a variety of applications in optoelectronics, high temperature and high power electronics and wireless communications (such business as currently conducted, together with all ancillary functions and services performed by Seller being the "Business").

         B. Seller, together with its parent, Uniroyal Technology Corporation, a Delaware corporation ("Parent"), and other subsidiaries of Parent have filed voluntary petitions for relief (the "Bankruptcy Cases") under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Sterling Bankruptcy Court"), and are operating their businesses as debtors in possession in cases 02-12471 et seq.

         C. Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Seller, and Seller desires to sell, convey, assign, transfer and deliver to Buyer the Acquired Assets, subject to Buyer's assumption of the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with sections 105, 363 and 365 and other applicable provisions of the Bankruptcy Code.

         D. Simultaneously with the execution and delivery of this Agreement, Seller and Buyer are entering into an agreement (the "Purchase Incentive Agreement") relating to, among other things, certain bidding protection procedures.

         E. Certain of the Acquired Assets and Assumed Liabilities are assets and liabilities of Seller that are to be sold and assumed pursuant to the Sale Order, which order will include the authorization (i) for the assumption and assignment of certain Acquired Contracts and liabilities under such Acquired Contracts under section 365 of the Bankruptcy Code and (ii) of Seller's entry into the Ancillary Agreements, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with other applicable provisions of the Bankruptcy Code.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                                   Article 1
                                   DEFINITIONS

         Capitalized terms used in this Agreement shall have the meanings defined in Appendix A to this Agreement.

                                   Article 2
                    PURCHASE AND SALE OF THE ACQUIRED ASSETS


2.1 Sale and Transfer of Assets. At the Closing and effective as of the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Buyer and Buyer shall purchase and acquire from Seller, free and clear of any Liens or Claims, all right, title and interest of Seller in and to all of the assets and properties owned, used, occupied or held by or for the benefit of Seller in the operation of, or otherwise relating to, the Business, excluding only the Excluded Assets (the "Acquired Assets"), which Acquired Assets include, by way of example and not limitation, the following:

(a) those Contracts entered into by Seller with a Government authority that are listed on Schedule 2.1(a) (the "Government Contracts");


(b) those Contracts entered into by Seller that are executory and unexpired as of the Closing Date and that are listed on Schedule 2.1(b) (the "Executory Contracts" and, together with the Government Contracts, the "Acquired Contracts");

(c) all owned equipment, machinery, furniture, fixtures, improvements and tooling used in the operation of the Business or that is located on an Operating Location or on the Virginia Location (the "Owned Machinery and Equipment"), including, without limitation, those set forth on Schedule 2.1(c);

(d) all equipment, machinery, furniture, fixtures, improvements and tooling that is used or held for use in the operation of the Business or that is located on an Operating Location or on the Virginia Location, including, without limitation, those set forth on Schedule 2.1(d), that is leased pursuant to an Executory Contract (the "Leased Machinery and Equipment," and, together with the Owned Machinery and Equipment, the "Machinery and Equipment");

(e) all rights to the warranties and licenses received from manufacturers and lessors of the Machinery and Equipment and related Claims with respect to the Machinery and Equipment;

(f) all Inventory used or held for use in the operation of the Business or that is located on an Operating Location and all rights to warranties received from suppliers with respect to the Inventory and related Claims with respect to the Inventory;

(g)      [Intentionally omitted.]

(h) any and all patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, and (vii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world (collectively, "Intellectual Property") used or held for use in the operation of the Business (collectively, "Acquired Intellectual Property"), including without limitation, all rights to the name "Sterling Semiconductor" and the Intellectual Property disclosed in a letter previously furnished by Seller to Buyer (the "Intellectual Property Letter");

(i) all cars, trucks, fork lifts, other industrial vehicles and other motor vehicles owned by Seller ("Owned Motor Vehicles") or leased by Seller pursuant to an Executory Contract ("Leased Motor Vehicles" together with Owned Motor Vehicles, the "Motor Vehicles") used or held for use in the operation of the Business or that are located on an Operating Location, including, without limitation, those Motor Vehicles listed on Schedule 2.1(i);

(j) except as described in Section 2.2, all computer hardware and software used or held for use in the operation of the Business (including, without limitation, process control software, computer code, programs and databases and software currently or formerly used in connection with the operation of the Machinery and Equipment), including, without limitation, the hardware and software listed on
Schedule 2.1(j);

(k) to the extent transferable under applicable Law, all permits, authorizations and licenses issued by any Government in connection with the operation of the Business and all pending applications therefor (the "Permits"), including, without limitation, those Permits set forth on Schedule 2.1(k);

(l) all copies and originals of all books, files and records that are related to the operation of the Business or the Acquired Assets or that are located on an Operating Location, including, without limitation, plans, data, test results, drawings, diagrams, training manuals, salary records, personnel data, financial information, engineering data, safety and environmental reports and documents, maintenance schedules and operating and production records, whether in hard copy or electronic format; provided that Seller may retain copies of such records as are reasonably necessary for its business purposes and not inconsistent with the terms of this Agreement;

(m) any and all Claims arising out of or related to any Acquired Asset or any Assumed Liability, but excluding Claims arising under sections 510 and 544 through 550 of the Bankruptcy Code or under similar state Laws;

(n)      all  prepaid   expenses  and  deposits  made  in  connection  with  any
Executory Contract or the purchase of Inventory; and

(o)      all goodwill associated with the Business or the Acquired Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include, and Seller shall retain, the following properties and assets of Seller (all such assets not being acquired by Buyer are referred to in this Agreement as the "Excluded Assets"):

(a)      all  cash  and  cash   equivalents,   including   all  petty  cash  and
undeposited checks and (except as set forth in Section 2.1(n)) all prepaid expenses and deposits, as of the Closing;

(b) all accounts receivable and Claims arising in connection with the accounts receivable;

(c) any and all Claims arising under sections 510 and 544 through 550 of the Bankruptcy Code or under similar state Laws or (ii) not arising out of or in connection with any Acquired Assets or any Assumed Liability;

(d) all right, title and interest of Seller under the existing real estate leases for Seller's Florida Location and Virginia Location, except as granted to Buyer under the Florida Lease;

(e)      all  Contracts,  other  than the  Government  Contracts,  not listed on
Schedule 2.1(b), and all of Seller's rights under such Contracts;


(f)      all assets relating to the Employees Plans;

(g)      all SAP software and other corporate-wide software used by Parent; and

(h)      the assets designated on Schedule 2.2(h).


2.3 Assumption of Liabilities. At the Closing, Buyer shall assume and thereafter pay, perform and discharge all liabilities and obligations of Seller relating to the Business set forth below (the "Assumed Liabilities"):

(a) post-petition accounts payable incurred in the ordinary course of business of the Business for the acquisition of Inventory; and

(b) all liabilities and obligations of Seller arising under the terms of the Acquired Contracts, in accordance with the terms of the Acquired Contracts, but
(i) only to the extent such liabilities and obligations arise, accrue or first become due after the Closing Date and (ii) not including any cure agreed or ordered under section 365(b)(1)(A) of the Bankruptcy Code with respect to the assumption and assignment of such Contracts.

2.4 Retention of Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of any nature, whether presently in existence or arising hereafter. Seller shall retain all other liabilities and obligations.

2.5      [Intentionally omitted.]

2.6 Transfer of Contract Rights. Subject to Section 7.12, Seller shall transfer and assign its right, title and interest in the Acquired Contracts to Buyer by assuming and assigning the Acquired Contracts pursuant to the provisions of section 365 of the Bankruptcy Code, provided, however, that Buyer's obligation to assume from Seller the Acquired Contracts is expressly conditioned upon Seller's payment to the appropriate party, prior to any such assumption and assignment, (or at such later time as the Sterling Bankruptcy Court may permit) of any and all costs and liabilities that arise from or upon such assumption and assignment, including, without limitation, the cost of curing any default under the Acquired Contracts that are assumed and assigned or providing "adequate assurance" as described in section 365 of the Bankruptcy Code. Seller shall perform or discharge, or reimburse Buyer for, any such payments with respect to any and all costs that arise from or upon such assumption and assignment.

2.7 Designation of Acquired Contracts. From time to time, and at any time prior to 5:00 p.m. on the date that is 15 calendar days prior to the date of the hearing before the Sterling Bankruptcy Court seeking approval of the Sale Order, by written notice to Seller, Buyer may designate any Contract as an "Acquired Contract" to be listed on Schedule 2.1(b). Upon such designation, such Contract shall become an Acquired Contract to be assumed by Seller and assigned to Buyer in accordance with the terms of this Agreement. Furthermore, at any time prior to 5:00 p.m. on the date that is 15 calendar days prior to the date of the hearing before the Sterling Bankruptcy Court seeking approval of the Sale Order, Buyer may designate that any Acquired Contract identified on Schedule 2.1(b) be removed from Schedule 2.1(b). Upon such designation, such Contract shall no longer be an Acquired Contract and will not be assumed by Seller and assigned to Buyer in connection with this transaction.

                                   Article 3
                                  CONSIDERATION

3.1 Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets is $11,200,000 (the "Purchase Price") and the assumption by Buyer of the Assumed Liabilities. The Purchase Price shall be payable as follows:

(a) Buyer shall pay to Seller $250,000 within 5 Business Days after the determination of the Final Net Book Value Statement, subject to adjustment pursuant to Section 3.2(g);

(b) in the event that the covenant in Section 7.14 is not satisfied at or prior to Closing, Buyer shall pay 5% of the Purchase Price within 5 Business Days after the Opinion is delivered; and

(c) Buyer shall pay to Seller at Closing the Purchase Price minus the amounts described in (a) and (b) of this Section 3.1 in the manner provided in Section 4.3(a).

3.2      Purchase Price Adjustment.

(a) As used in this Agreement, the term "Closing Net Book Value" means the net book value of the Inventory included in the Acquired Assets less the value of the Assumed Liabilities as of the close of business on the date immediately preceding the Closing Date, as such values are determined in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied in accordance with Seller's past practices and the Financial Statements.

(b) Within thirty days after the Closing Date, Buyer shall prepare and deliver to Seller a statement of the Closing Net Book Value (the "Closing Net Book Value Statement"). The Closing Net Book Value Statement will be prepared in accordance with GAAP, consistently applied in accordance with Seller's past practices and the Financial Statements and will reflect the results of a physical inventory to be conducted shortly prior to the Closing.

(c) Seller and its representatives, including Seller's independent accountants ("Seller's Accountants"), will be entitled to review all work papers, if any, of Buyer's independent accountants ("Buyer's Accountants") prepared subsequent to the date of this Agreement and related to the Closing Net Book Value Statement to the extent necessary for Seller to review the Closing Net Book Value Statement and to resolve any disputes concerning the same.

(d) The Closing Net Book Value Statement delivered by Buyer to Seller will be the Final Net Book Value Statement and will be conclusive and binding on the parties unless Seller, within the thirty-day period after the delivery to Seller of the Closing Net Book Value Statement, notifies Buyer in writing that Seller disputes any of the amounts set forth in the Closing Net Book Value Statement, specifying the nature of each dispute and the basis of each dispute (the "Dispute Notice"). Failure by Seller to dispute the amounts reflected in the Closing Net Book Value Statement within such thirty-day period will be deemed an acquiescence to the Closing Net Book Value Statement by Seller. In the event that Seller delivers a Dispute Notice, the parties shall attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice within thirty days after the Dispute Notice is delivered by Seller to Buyer, in which event the Closing Net Book Value Statement, as amended, if necessary, to reflect the resolution of all such disputes, will be the Final Net Book Value Statement and will be conclusive and binding on the parties. If the parties are unable to resolve any or all of such disputes within the aforesaid thirty-day period, the parties will, promptly after the expiration of such time period, submit for resolution all unresolved disputes to the commercial division of the American Arbitration Association (the "Designated Accounting Arbitrator") as an arbiter for resolution. Promptly, but no later than thirty days after its acceptance of its appointment as Designated Accounting Arbitrator, the Designated Accounting Arbitrator shall determine, based solely on presentation by Buyer and Seller and not by independent review, those items in dispute on the Closing Net Book Value Statement and shall render a written report to Buyer and Seller as to the resolution of each dispute and the resulting calculation of the Final Net Book Value Statement and the Closing Net Book Value. In resolving any disputed item, the Designated Accounting Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Designated Accounting Arbitrator will have exclusive jurisdiction over, and resort to the Designated Accounting Arbitrator as provided in this Section 3.2(d) will be the sole recourse and remedy of, the parties against one another or any other Person (including, without limitation, Seller's Accountants or Buyer's Accountants) with respect to any disputes arising out of or relating to the Closing Net Book Value Statement and/or the Final Net Book Value Statement. The Designated Accounting Arbitrator's determination will be conclusive and binding on the parties and will be enforceable in a court of law.

(e) Seller shall pay the fees and expenses of Seller's Accountants, and Buyer shall pay the fees and expenses of Buyer's Accountants. Buyer and Seller shall share equally the fees and expenses of the Designated Accounting Arbitrator.

(f) As used in this Agreement, the term "Final Net Book Value Statement" means
(i) the Closing Net Book Value Statement if no Dispute Notice is given by Seller within the time period set forth in Section 3.2(d); (ii) if the Dispute Notice is timely given and all of the disputed items are resolved by mutual agreement of the parties, the Closing Net Book Value Statement, as amended, if necessary, to reflect such resolution of all disputes or (iii) if any or all of the disputed items are submitted to the Designated Accounting Arbitrator for resolution, the Closing Net Book Value Statement, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of the parties and the resolution of all other disputes by the Designated Accounting Arbitrator.

(g) If the Closing Net Book Value exceeds $835,000 (the "Reference Balance"), then the installment of $250,000 payable pursuant to Section 3.1(a) shall be increased by the amount of such excess. If the Closing Net Book Value is less than the Reference Balance, then the installment of $250,000 payable pursuant to
Section 3.1(a) shall be reduced by the amount of such deficiency.

                                   Article 4
                             CLOSING AND DELIVERIES

4.1 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of The Bayard Firm, 222 Delaware Avenue, Suite 900, Wilmington, Delaware 19899 at 10:00 a.m. on the second Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 9 of this Agreement or on such other date and/or at such other place, time or manner as may be agreed upon by the parties to this Agreement or ordered by the Sterling Bankruptcy Court (the "Closing Date").

4.2 Seller's Deliveries. At the Closing, Seller will deliver to Buyer the following documents in form and substance reasonably satisfactory to counsel for Buyer:

(a) a certified copy of the Sale Order in substantially the form attached to this Agreement as Exhibit A;


(b) a duly executed original bill of sale in substantially the form attached to this Agreement as Exhibit B (the "Bill of Sale");


(c) a duly executed original assignment and assumption of Contracts in substantially the form attached to this Agreement as Exhibit C (the "Contract

Assignment");

(d) a duly executed original of the Florida Lease in substantially the form attached to this Agreement as Exhibit D;


(e) a duly executed original of the Transition Services Agreement in substantially the form attached to this Agreement as Exhibit E; and


(f) a duly executed original of the power of attorney contemplated by Section
7.15 in substantially the form attached to this Agreement as Exhibit F.

4.3      Buyer's Deliveries.  At the Closing:

(a) Buyer shall pay to Seller the portion of the Purchase Price described in Section 3.1(c) by wire transfer of immediately available funds to the following bank account of Seller: Provident Bank, Sterling Semiconductor, Inc., F/F/C UNR Services Corp., ABA Number 042 000 424, Account Number 0431 817.
(b) Buyer will deliver to Seller the following documents in form and substance reasonably satisfactory to counsel for Seller:

(i)      a duly executed original of the Contract Assignment;

(ii)     a duly executed original of the Florida lease;

(iii)    a duly executed original of the Transition Services Agreement;

(iv) a duly executed original of an instrument of assumption of liabilities with respect to the Assumed Liabilities in substantially the form attached to this Agreement as Exhibit G (the "Assumption Agreement"); and

(v) a Virginia resale certificate for any Inventory located on the Virginia Location.

                                   Article 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Organization and Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation. Seller is duly qualified to do business and in good standing in the states of the United States in which the character of the properties owned or leased by it and used by it in the Business or in which the conduct of the Business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the Business.

5.2 Authorization and Validity. Subject to the Sterling Bankruptcy Court's entry of the Sale Order, Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out its obligations under this Agreement and such Ancillary Agreements. Subject to the Sterling Bankruptcy Court's entry of the Sale Procedures Order, Seller has full power and authority to enter into the Purchase Incentive Agreement and to perform its duties under the Purchase Incentive Agreement. The expense reimbursement pursuant to the Purchase Incentive Agreement, shall constitute an allowed administrative expense of Seller under section 503(b)(1) of the Bankruptcy Code. The execution and delivery of this Agreement, the Ancillary Agreements to which Seller is a party and the Purchase Incentive Agreement and the performance of Seller's obligations under this Agreement, such Ancillary Agreements and the Purchase Incentive Agreement have been duly authorized by all necessary corporate action by the Board of Directors and stockholder of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed by Seller and, subject to the Sterling Bankruptcy Court's entry of the Sale Order, constitute Seller's valid and binding obligations, enforceable against Seller in accordance with their terms. The Purchase Incentive Agreement has been duly executed by Seller and subject to the Sterling Bankruptcy Court's entry of the Sale Procedures Order, constitutes Seller's valid and binding obligation, enforceable against Seller in accordance with its terms.

5.3 No Conflict or Violation. Subject to (a) the Sterling Bankruptcy Court's entry of the Sale Order and (b) the receipt of the Consents set forth on
Schedule 5.4, the execution, delivery and performance by Seller of this Agreement and those Ancillary Agreements to which Seller is a party (i) do not and will not violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, (ii) do not and will not violate any provision of law, regulation, rule or other legal requirement of any Government ("Law") or any order, judgment or decree of any court or Government ("Order") applicable to Seller, and (iii) do not and will not give rise to a right of termination, cancellation or acceleration of any obligation under, or loss of a benefit relating to the Business under, or result in the creation of any Lien upon any of the Acquired Assets or violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Seller is a party or by which it is bound or to which any of its properties or assets is subject.

5.4 Consents and Approvals. Schedule 5.4 sets forth a correct and complete list of each Consent (other than the Sterling Bankruptcy Court's entry of the Sale Order), and each declaration to or filing or registration with any Government (other than those required to be made to or filed with the Sterling Bankruptcy Court), that is required in connection with the execution and delivery of this Agreement, the Purchase Incentive Agreement and each of the Ancillary Agreements to which the Seller is a party and the performance by Seller of its obligations under this Agreement, such Ancillary Agreements and the Purchase Incentive Agreement.

5.5 Financial Statements. Prior to the date of this Agreement, Seller has provided Buyer with the balance sheets of the Business as at October 1, 2000, September 30, 2001, September 29, 2002 and October 27, 2002 and the income statements of the Business for the periods then ended (the "Financial Statements"). Except as set forth on Schedule 5.5, the Financial Statements were prepared, and fairly present the financial condition and results of operations of Seller, in accordance with GAAP, consistently applied.

5.6      Tax Matters.

(a) There are no Liens for Taxes encumbering any of the Acquired Assets, except for Liens for current Taxes not yet due and except as set forth on Schedule 5.6.

(b) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under section 280G of the Code.

(c) None of the Acquired Assets is an asset that Buyer or Seller is or shall be required to treat as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954 or is "tax-exempt use property" within the meaning of section 168(h)(1) of the Code. None of the Acquired Assets directly or indirectly secures any debt the interest of which is exempt from federal income tax under section 103(a) of the Code.

(d) Buyer is not required to deduct or withhold any Taxes described in section 1445(a) of the Code (or described in any similar provision of state, local or foreign Law) with respect to the transactions contemplated by this Agreement.

(e) Seller is not a party, and the Business is not subject, to any Tax allocation or sharing agreement under which Buyer or the Acquired Assets could be subject to Tax or other liability after the Closing.

5.7 Compliance with Laws. Except as set forth on Schedule 5.7, Seller (i) has complied in all material respects with all Laws and Orders applicable to the Business and (ii) has not received any notification or communication from any Government authority (A) asserting that such Person is not in compliance with any Law or Order applicable to the Business or (B) threatening to revoke any Permit applicable to the Business.

5.8 Legal Proceedings. Except as set forth on Schedule 5.8, there are no Actions instituted, commenced or pending, relating in any way to the Business to which Seller is a party or against any property, asset, interest or right of Seller related to the Business, and, to the best of Seller's Knowledge, Seller is not threatened to be made a party to any such Action. Seller is not subject to any Order with respect to the Business or the Acquired Assets other than Orders issued by the Sterling Bankruptcy Court. In view of Seller's bankruptcy proceeding, none of the Actions set forth on Schedule 5.8 would reasonably be expected to result in a material adverse effect on the Business or the Acquired Assets. Seller has no reason to believe that any such additional Action may be brought or threatened with respect to the Business or the Acquired Assets.

5.9 Sufficiency of and Title to Assets. Upon entry of the Sale Order, Seller shall have the ability to convey, and at Closing Seller shall convey, to Buyer, all of its right, title and interest in and to all the Acquired Assets free and clear of any and all Liens and Claims. The Acquired Assets and the Excluded Assets constitute all the assets used by Seller to conduct the Business and all of the assets required for the operation of the Business by Buyer after Closing as currently conducted.

5.10 Executory Contracts. Schedule 2.1(b) sets forth a correct and complete list of each Contract (including all material modifications and amendments to such Contracts) to which Seller is a party in connection with the Business. With respect to each Contract: (i) the Contract has been neither assumed nor rejected pursuant to section 365(a) of the Bankruptcy Code; (ii) to Seller's Knowledge, there is no default that would prevent the assumption of the Contract pursuant to section 365(a) of the Bankruptcy Code and its assignment to Buyer, subject to the satisfaction of Seller's cure obligations, if any; and (iii) the Contract has not been terminated. A correct and complete copy of each Contract set forth on Schedule 2.1(b) has been provided to Buyer prior to the date of this Agreement. Except for defaults and breaches that would be cured if such Contract were assumed by Seller and assigned to Buyer in accordance with section 365 of the Bankruptcy Code, upon assumption and assignment pursuant to the Sale Order, each Contract is a valid and binding agreement of Seller and is in full force and effect. With respect to each Contract set forth on Schedule 2.1(b), if such Contract were assumed by Seller and assigned to Buyer as contemplated by the preceding sentence, except for any cure required pursuant to section 365 of the Bankruptcy Code (i) Seller is not in breach or default of such Contract, (ii) to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a default of such Contract, and (iii) to the Knowledge of Seller, no other party to any such Contract is in breach or default of such Contract.

5.11 Permits. Schedule 2.1(k) sets forth a correct and complete list of all Permits held by Seller in connection with the Business. The Permits set forth on
Schedule 2.1(k) are valid and in full force and effect and Seller is in compliance with the terms and the legal requirements of such Permits and no condition exists that with notice or lapse or time or both would constitute a default under or violation of any such Permit. No permit, authorization or license is required for the operation of the Business that is not set forth on
Schedule 2.1(k). Upon the consummation of the transactions contemplated by this Agreement, Buyer will possess all Permits set forth on Schedule 2.1(k) and such Permits will remain in full force and effect.

5.12     Environmental Matters.  Except as set forth on Schedule 5.12:


(a) There has been no release, threatened release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil from the Operating Locations that requires reporting to any Government or any response action or otherwise could be the basis for a determination of liability under, or that is a violation of, any applicable Environmental Laws.

(b) There is no pending or threatened civil, criminal or administrative action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to the Operating Locations or the Acquired Assets relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under any Environmental Laws.

(c) Each of the Operating Locations currently is, and for the past 5 years has been, operated in compliance with all Environmental Laws.

(d) Seller has provided to Buyer copies of all material information in Seller's possession or under Seller's control relating to environmental conditions and compliance with Environmental Laws at the Operating Locations.

(e) Seller does not, and is not required to, maintain any bond, letter of credit or other similar financial assurance instrument, and is not required to satisfy any financial assurance obligation, related to the Business or the Acquired Assets in connection with environmental matters.

5.13     Real Property.

(a) The Operating Locations and the Virginia Location are the only real property owned, leased or used by Seller in the operation of the Business. There are no encroachments, easements, covenants, conditions, restrictions or other facts or conditions affecting any of the Operating Locations that would individually or in the aggregate, materially detract from the value of such property or materially adversely affect the use of such property as it was used in the conduct of Business. None of the buildings and structures on the Operating Locations encroaches upon real property of another Person or upon the area of any easement affecting the real property.

(b) Seller has not received any written condemnation notice or threatened condemnation notice from any Government authority with respect to any portion of the Operating Locations. To Seller's Knowledge, the Operating Locations are not in violation of any applicable Laws. To Seller's Knowledge, the Operating Locations (i) comply in all material respects with all applicable zoning, building, fire and safety codes or regulations; and (ii) are in good condition and repair, subject to ordinary wear and tear.

5.14 Employees. Schedule 5.14 lists all current employees of Seller engaged in the Business and, with respect to each such employee, his or her position and the date on which he or she became employed in the Business. The annual salary or hourly wage for such employees of Seller, as applicable, was furnished, prior to the date of this Agreement, by Seller to Buyer. Seller is not a party to or bound by any collective bargaining agreement that covers such employees, nor has Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes including such employees. Seller has not committed any unfair labor practice including such employees. Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller engaged in the Business.

5.15     Employee Benefits.

(a) To the best of Seller's Knowledge, each Employee Plan has been maintained, operated, and administered substantially in compliance with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws, except as set forth on Schedule 5.15. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on Seller.

(b) Neither Seller nor any member of the Controlled Group currently have and at no time in the past 6 years has had an obligation to contribute to a "defined benefit plan" as defined in section 3(35) of ERISA, a pension plan subject to the funding standards of section 302 of ERISA or section 412 of the Code, a "multiemployer plan" as defined in section 3(37) of ERISA or section 414(f) of the Code or a "multiple employer plan" within the meaning of section 210(a) of ERISA or section 413(c) of the Code.

(c) With respect to each group health plan benefiting any current or former employee of Seller or any member of the Controlled Group that is subject to section 4980B of the Code, or was subject to section 162(k) of the Code, Seller and each member of the Controlled Group has complied with (i) the continuation coverage requirements of section 4980B of the Code and section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

5.16     Intellectual Property.

(a) The Intellectual Property Letter sets forth, with the owner, title and brief description, registration and/or application number and country of registration and/or application and use indicated, as applicable, a complete and correct list of all the following Acquired Intellectual Property: (i) patents, patent applications and other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect, in any jurisdiction throughout the world, (ii) registered trademarks, service marks, trade names, brand names, trade dress, slogans, logos, internet domain names, applications for registration of any of the foregoing and unregistered forms of the foregoing that are used in the operation of the Business, (iii) copyright registration(s) and applications for copyright registration; and (iv) software, computer systems and databases that have a material effect on the operation of the Business. Any and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of the Intellectual Property required to have been listed in the Intellectual Property Letter have been paid in full up to the Closing Date.

(b) Except as set forth on Schedule 2.1(b), all of the Acquired Intellectual Property is legally and beneficially owned by Seller, and Seller has the valid, sole and exclusive right to use, assign, transfer and license the Acquired Intellectual Property for the life of the Acquired Intellectual Property for any purpose, free from (i) any Liens and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. No past or present officer, director, shareholder, employee, consultant, agent or other representative of Seller owns or claims any personal rights in (nor has any of them made application for registration of) any of the Acquired Intellectual Property or has a rightful claim to any compensation therefor.

(c) The operation of the Business or the use of the Acquired Intellectual Property associated with the Business does not and will not infringe or otherwise violate any Intellectual Property right of any other Person (including any Affiliate of Seller). None of the Acquired Intellectual Property is being infringed or otherwise used or available for use by any Person other than Seller, except pursuant to an agreement set forth on Schedule 2.1(b).

(d) Except as disclosed on Schedule 5.8, there is no Action pending or, to the best of Seller's Knowledge, threatened that (i) challenges the rights of Seller in respect of any Acquired Intellectual Property, the scope of the Acquired Intellectual Property or is otherwise adverse to the use, registration, right to use, or valid, sole and exclusive ownership of any of the Acquired Intellectual Property or (ii) asserts that the operation of the Business as conducted by Seller is, was or will be infringing or otherwise in violation of any Intellectual Property of any other Person. Except as disclosed on Schedule 5.8, none of the Acquired Intellectual Property is subject to any Order, or has been the subject of any Action.

(e) Seller has complied at all times in all material respects with all relevant requirements of any applicable data protection Law, Order or industry standard setting organizations, including, without limitation, compliance with Seller's own data protection principles, requests from data subjects for access to data held by Seller and any Law, Order or industry standard requirements relating to the registration of data users insofar as the same pertain to any aspect of the Business. Seller has not received any Order or other notification from any Government regarding non-compliance or violation of any data protection principles or Law. To the best of Seller's Knowledge, no Person has claimed any compensation from Seller for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim insofar as the same relate to the Business.

5.17     Government Contracts.  Except as set forth on Schedule 5.17:


(a) With respect to each Government Contract relating to the Business to which Seller is a party: (i) Seller is in material compliance and has in the past complied in all material respects with all material terms and conditions and all material requirements of each such Government Contract and with each applicable Law; (ii) no allegation, either oral or written, that Seller is in material breach or violation of any statutory, regulatory or contractual requirement has been made to Seller and not withdrawn or otherwise resolved; (iii) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not withdrawn or otherwise resolved; (iv) no material cost incurred by Seller or its subcontractors that has been questioned or disallowed remains unresolved; and (v) no material sum of money due to Seller has been (or has been threatened to be) withheld or set off.

(b) With respect to each Government Bid relating to the Business, except as set forth in such Government Bid, Seller has complied in all material respects with all material terms and conditions of the applicable request for proposal or other bid document and all material requirements of each Law.

(c) Neither Seller, any Affiliate of Seller, any of Seller's directors, officers or employees, nor, to Seller's Knowledge, any of its agents or consultants is (or for the last three years has been) (i) to Seller's Knowledge, under administrative, civil or criminal investigation, indictment or information or internal investigation with respect to any alleged fraudulent or criminal activity regarding a Government Contract or Government Bid relating to the Business; or (ii) suspended or debarred from doing business with the United States Government, any state or local government or any foreign government or declared nonresponsible or ineligible for government contracting. Neither Seller nor any Affiliate of Seller has made a voluntary disclosure to any United States Government, state or local government entity or any foreign government with respect to any alleged fraudulent or criminal activity arising under or relating to any Government Contract or Government Bid relating to the Business. To Seller's Knowledge, there are no current facts relating to the Business that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Seller in the future, based on these current facts.

(d) Neither the United States Government, any state or local government or any foreign government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against Seller, nor has Seller asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Government Bid relating to the Business. To Seller's Knowledge, there are no current facts upon which such a claim or dispute proceeding may be based in the future.

(e) There exists no Government Contract as to which Seller's current estimated cost at completion exceeds by $100,000 the aggregate contract revenue recorded or to be recorded under such Government Contract through completion (a "Loss Contract"); provided, however, Seller makes no representation regarding Buyer's final profit or loss with respect to any Government Contract assumed by Buyer.

(f) To Seller's Knowledge, Seller has no fixed-price development Contracts governed by DFARS Part 235. To the extent Seller has any such fixed-price development contracts, none of those contracts are known to be Loss Contracts.

(g) Seller has complied in all material respects with applicable facilities and personnel security clearance requirements of the United States Government, including any set forth in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M), relating to the Business.

(h) Seller has complied in all material respects with all applicable Cost Accounting Standards and Cost Principles and has not received written notice from the Defense Contract Management Command of any intent to suspend, disapprove or disallow any material costs.

5.18 Absence of Certain Changes. Since October 27, 2002, except as set forth on Schedule 5.18, Seller has conducted the Business in the ordinary course and there has not occurred a material adverse effect. Without limiting the generality of the foregoing:

(a) Seller has not sold, leased, transferred, or assigned any of the assets, tangible or intangible, related to the Business other than for a fair consideration in the ordinary course of business;

(b) Seller has not accelerated, terminated, modified or cancelled any Contract or license (or series of related Contracts or licenses) related to the Business or the Acquired Assets involving more than $25,000;

(c) Seller has not imposed or caused or permitted to be imposed any Lien upon any of the Acquired Assets;

(d) Seller has not made any capital expenditure (or series of related capital expenditures) related to the Business involving more than $25,000;

(e) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) with respect to the Business;

(f) Seller has not delayed or postponed the payment of accounts payable or other liabilities related to the Business or the Acquired Assets;

(g) Seller has not cancelled, compromised, waived or released any right or Claim (or series of related rights or Claims) related to the Business;

(h) Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to any of its property used in the Business;

(i) there has not been any other occurrence, event, incident, action, failure to act or transaction outside the ordinary course of the Business; and

(j)      Seller has not committed to any of the foregoing.

                                   Article 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

6.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation. Buyer is duly qualified to do business and in good standing in the states of the United States in which the character of the properties owned or leased by it and used by it in its business or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on its business or its performance of its obligations under this Agreement.

6.2 Authorization and Validity. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out its obligations under this Agreement and such Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance of Buyer's obligations under this Agreement and such Ancillary Agreements has been duly authorized by all necessary corporate action by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed by Buyer and, constitute its valid and binding obligations, enforceable against it in accordance with their terms.

6.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party do not and will not violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer and do not and will not violate any provision of Law, or any Order applicable to Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

6.4 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party do not and will not require the Consent of, or filing with, any Government or any other Person except (a) the Dow Corning Bankruptcy Court; (b) as may be required to be obtained by Buyer after the Closing in order to own or operate any of the Acquired Assets; (c) for entry of the Sale Order by the Sterling Bankruptcy Court; or (d) for such Consents of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.5 Availability of Funds. Subject to the approval by the Dow Corning Bankruptcy Court to an additional capital contribution by Dow Corning Corporation to Buyer, Buyer has, and on the Closing Date will have, sufficient funds available to finance and consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price.

                                   Article 7
                                    COVENANTS

7.1      Sterling Bankruptcy Court Actions.

(a) Within 7 Business Days of the execution of this Agreement, Seller shall file a motion in the Sterling Bankruptcy Court (the "Sale Procedures Motion") seeking the entry of an order approving the Purchase Incentive Agreement and establishing procedures for the consideration of alternative offers to purchase the Acquired Assets consistent with the terms of the Purchase Incentive Agreement (the "Sale Procedures Order"). Seller shall use its reasonable best efforts to have (i) the Sterling Bankruptcy Court enter the Sale Procedures Order as soon as practicable following the filing of the Sale Procedures Motion and (ii) the Sale Procedures Order become a Final Order as soon as practicable.

(b) Within 7 Business Days of the execution of this Agreement, Seller shall file a motion in the Sterling Bankruptcy Court (the "Sale Motion") seeking the entry of an order approving Seller's entry into this Agreement and the Ancillary Agreements (the "Sale Order"). Seller shall use its reasonable best efforts to have (i) the Sterling Bankruptcy Court enter the Sale Order as soon as practicable after the filing of the Sale Motion and after the entry of the Sale Procedures Order and (ii) the Sale Order become a Final Order as soon as practicable.

(c) Seller shall promptly provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Sterling Bankruptcy Court or any other court or tribunal which relate in any manner, directly or indirectly, to this Agreement or the transactions contemplated by this Agreement, including, without limitation, the Sale Motion and the Sale Procedures Motion. Seller shall provide Buyer with a reasonable opportunity to review and comment upon such documents, motions, orders, filings or pleadings in advance of their service and filing.

(d) Seller shall comply with all requirements of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Acquired Assets to Buyer pursuant to this Agreement. Upon entry of the Sale Procedures Order by the Sterling Bankruptcy Court, Seller will strictly comply with such Sale Procedures Order.

(e) In the event an appeal is taken from the Sale Order, Seller shall immediately notify Buyer of such appeal and shall within one Business Day provide Buyer with a copy of the related notice of appeal. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from the Sale Order.

7.2      Novation of Government Contracts.

(a) Buyer and Seller recognize that, pursuant to United States Federal Acquisition Regulations ("FAR"), the United States Government may require the novation of any Contract relating to the Business between Seller and (i) the United States Government, (ii) any foreign Government, (iii) any prime contractor to the United States Government or any foreign Government or (iv) any subcontractor with respect to any contract described in Clause (i), (ii) or
(iii). All of the Contracts described in the preceding sentence shall be included in the definition of "Government Contracts." Seller is not a party to any Government Contract other than those listed on Schedule 2.1(a). Buyer and Seller further recognize that, under FAR, such novation can take place only after the Closing Date. Buyer and Seller will use commercially reasonably efforts to cause any such required novation to occur as soon after the Closing as possible and to cooperate fully with one another in such process. Pending the effectiveness of such novations, Buyer and Seller shall execute subcontracts or other agreements that shall, to the extent legally permissible, require Buyer to perform the obligations of Seller under such Government Contracts and to enable Buyer to receive all economic benefits and assume all post-closing performance risks under such Government Contracts.

(b) Buyer and Seller further recognize that, pursuant to FAR or the terms of any novation agreement with the United States Government, Seller may remain liable to the United States Government for compliance by Buyer with the terms and conditions of one or more of the Government Contracts. Therefore, whether or not novation of Government Contracts has been effected, if Seller, by Law or Contract, retains any residual liability to the United States Government with respect to any Government Contracts, after the Closing Date:

(i) Buyer shall faithfully perform all of the obligations of Seller under the Government Contracts;

(ii) In the event that Seller receives notice from the United States Government that Buyer has not performed its obligations under a Government Contract, and if, after notice by Seller to Buyer of such notice from the United States Government, Buyer has not remedied such nonperformance within a reasonable period of time, then Seller shall have the right to (A) perform such obligations itself or by an Affiliate or to cause such obligations to be performed by a third party, or (B) seek specific performance by Buyer of its obligations under such Government Contract; and

(iii) Buyer shall indemnify Seller against, and hold Seller harmless from, any and all damages, costs and expenses (including reasonable attorneys' fees and expenses) to the extent arising out of or based upon the failure of Buyer to so perform its obligations under the Government Contracts.

(c) Any Government Contract, with respect to which Seller retains residual liability as set forth in this Section 7.2, if sold, assigned or otherwise transferred by Buyer to another Person (the "Transferee"), Buyer shall (i) give Seller prior written notice of such sale, assignment or transfer and (ii) as a condition to such sale, assignment or transfer, require such Transferee to agree, in writing, to be bound by the provisions of this Section 7.2 insofar as they relate to the performance of continuing obligations under such Government Contract after the date of such sale, assignment or transfer (the "Post-Transfer Obligations") and to further agree that Seller shall be entitled to exercise its rights pursuant to this Section 7.2 directly against such Transferee insofar as such rights relate to the Post-Transfer Obligations, including, without limitation, indemnification. No such assignment will relieve Buyer of its obligations to Seller under this Section 7.2.

7.3      Best Efforts.

(a) Between the date of this Agreement and the Closing Date, Seller shall use all commercially reasonable efforts to (i) obtain all necessary Consents of all Governments, and of all other Persons, required to be obtained by Seller in connection with the execution, delivery and performance by it of this Agreement,
(ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement, (iii) diligently assist Buyer in the transfer of or obtaining of all Permits required to own the Acquired Assets or operate them in a manner similar to the manner in which the Business was operated by Seller prior to the date of this Agreement and (iv) maintain the Acquired Assets substantially in accordance with Seller's current practices and procedures or as reasonably requested by Buyer. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Seller will not sell, lease, license or otherwise dispose of or remove from the Operating Locations any assets constituting part of the Acquired Assets, or agree or commit to do so.

(b) Buyer shall use all commercially reasonable efforts (unless otherwise set forth in this Agreement) to (i) obtain all Consents of all Governments, and all other Persons, required to be obtained by Buyer to effect the transactions contemplated by this Agreement, (ii) assist Seller in obtaining all necessary Consents of all Governments, and all other Persons, required to be obtained by Seller in connection with the performance of this Agreement and (iii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement.

7.4 Access to Properties and Records Prior to Closing. Seller shall afford to Buyer and its accountants, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 10) to all books and records of Seller relating to the Business, the Acquired Assets and the Assumed Liabilities. Nothing in this Agreement or in any Ancillary Agreement is intended to prevent Seller from complying with the Sale Procedures Order. Seller may furnish information concerning the Business or the Acquired Assets and the Assumed Liabilities to any Person in connection with a potential Superior Transaction prior to the entry of the Sale Order.

7.5 Access to Records After Closing. If the Closing shall occur and the transactions contemplated by this Agreement are consummated, upon reasonable prior notice, Seller shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours to all books and records retained by Seller relating to the Acquired Assets and the Assumed Liabilities.

7.6 Further Assurances. At the request and the sole expense of Buyer, at any time after the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement. Seller shall promptly pay or deliver to Buyer any amounts or items which may be received by Seller after the Closing which constitute Acquired Assets. Buyer shall promptly pay or deliver to Seller any amounts or items which may be received by Buyer after the Closing which constitute Excluded Assets.

7.7      Notice to Buyer.  Seller shall promptly notify Buyer of:

(a) any written notice or communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other communication from any Government in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting Seller, the Acquired Assets or the Business required to be disclosed pursuant to Section 5.8 or that relate to the consummation of the transactions contemplated by this Agreement and any material adverse change to any such matter;

(d) the damage or destruction by fire or other casualty of any Acquired Asset or part of any Acquired Asset or in the event that any Acquired Asset or part of any Acquired Asset becomes the subject of any proceeding or threatened proceeding for the taking of any Acquired Asset or any part of any Acquired Asset or of any right relating to any Acquired Asset by condemnation, eminent domain or other similar governmental action; and

(e) any item required to be described on Schedule 5.12 and any material adverse change in any of the items described on Schedule 5.12.

7.8 Access to Information. Seller shall promptly notify Buyer of, and furnish Buyer any information it may request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Buyer's obligations to consummate the purchase and sale of the Acquired Assets not to be fulfilled.

7.9 Maintenance of Insurance. Seller shall maintain and pay all premiums with respect to insurance policies with types of coverage and amounts that are consistent with its current practices.

7.10 Maintenance of Property. Seller shall maintain all the property of the Business, including the Machinery and Equipment, in at least as good condition and repair as of the date of this Agreement, normal wear and tear excepted.

7.11 License Agreements. Neither Seller nor any Affiliate of Seller will, without the prior written Consent of Buyer, which Consent shall not be unreasonably withheld, delayed or conditioned, between the date of this Agreement and the Closing Date, enter into any license, sublicense or other similar agreement with respect to the Intellectual Property rights with any Person.

7.12 Cure of Defaults. Seller shall use its best efforts to cure all defaults and breaches of all Acquired Contracts at or prior to the Closing, so that such Contracts may be assumed by Seller and assigned to Buyer in accordance with
Section 2.6 of this Agreement and the provisions of section 365 of the Bankruptcy Code. In the event that any such default or breach is not cured as of the Closing, Seller shall cure such default or breach promptly after the Closing.

7.13 Conduct of Business Before the Closing Date. Except as may be required pursuant to the terms hereof, without the prior written Consent of Buyer or the authorization of the Sterling Bankruptcy Court between the date of this Agreement and the Closing Date, Seller:

(a) shall conduct the Business in all material respects in the ordinary course and shall use commercially reasonable efforts to preserve intact the business or organizations and relationships with third parties and to keep available the services of the present employees of the Business;

(b) shall not take or agree to commit to take any action that it knows would make any of its representations or warranties under this Agreement inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(c) shall not offer credit terms or trade promotions to any customers except in all material respects in the ordinary course of the Business consistent with past practices with respect to the applicable product lines of Seller or except to the extent reasonably necessary to be competitive with competitors' product offerings;

(d) shall not without Buyer's prior written Consent (which shall not unreasonably be withheld) enter into any Contract which requires aggregate payments of more than $100,000. If Buyer disapproves of any Contract pursuant to this clause (d), then any event, condition or matter that arises as a result of such disapproval shall not in any manner be deemed to be a breach of any of Seller's representations, warranties, covenants or obligations under this Agreement; and

(e) shall not borrow funds from any Person or declare or pay dividends or make advances to any Person, except for intercompany borrowing and related cash management practices in all material respects in the ordinary course of the Business consistent with past practices and except for borrowings under any debtor-in-possession financing of Seller.

7.14 Freedom to Practice Opinion. Seller has commissioned Piper Rudnick to complete a freedom to practice opinion with respect to the Seller's semi-insulating silicon carbide wafer technology (the "Opinion") at a cost of $5,000. Upon request therefor accompanied by a copy of the invoice of Piper Rudnick, Buyer will reimburse Seller for the $5,000. If this Agreement is terminated pursuant to Article 10.1(h), Seller or the purchaser of the assets of Seller will repay Buyer the $5,000.

7.15 Power of Attorney. Without limiting any provisions of this Agreement, effective as of the Closing Date, Seller by appropriate instrument shall constitute and appoint Buyer, its successors and assigns, the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller but for the benefit and at the expense of Buyer (i) to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any right or title of any kind in or to the Acquired Assets, to defend or compromise any and all Actions in respect of any of the Acquired Assets and to do all such acts and things in relation to any of the Acquired Assets as Buyer shall deem advisable and (ii) to take all reasonable actions which Buyer may deem proper in order to provide for Buyer the benefits under any Contracts, including Government Contracts, where any required Consent of another party to the assignment of such Contract to Buyer pursuant to this Agreement has not been obtained. Seller acknowledges that the foregoing powers are coupled with an interest and are irrevocable by Seller or by its subsequent dissolution or in any manner or for any reason. Buyer shall be entitled to retain for its own account any amounts due to Buyer collected pursuant to the foregoing power including any amounts payable as interest in respect of such power. Any amounts collected which are due to Seller pursuant to the terms of this Agreement or otherwise shall be promptly paid over to Seller.

7.16     Employees.

(a) Between the date of this Agreement and the Closing Date, Seller shall use its best efforts to insure that the morale and productivity of the employees of the Business continue at the existing or higher level and that all employees of the business who are offered continued employment by Buyer shall continue as employees of the Business after the Closing Date.

(b) Buyer shall provide to Seller a notice on or before December 21, 2002 containing a list of employees to whom Buyer will make an offer of employment. Those employees who accept such offer of employment shall be referred to in this Agreement as the "Transferred Employees." Buyer's employment of the Transferred Employees shall commence immediately after the Closing and will be deemed to be effective as of 12:01 a.m. on the Closing Date. Notwithstanding anything to the contrary in this Section 7.16, the Transferred Employees shall be considered to be employed "at will" and nothing shall be construed to limit the ability of Buyer or any of its Affiliates to terminate any Transferred Employee at any time for any reason, or to change their terms and conditions of employment, including, but not limited to, the levels of compensation and pension, welfare and/or fringe benefits plans, programs or arrangements in effect after the date of hire.

(c) Seller shall not be responsible for wages, salaries and other employee benefits for Transferred Employees for service of such Transferred Employees with Buyer after the Closing Date. Transferred Employees shall cease active participation in each Seller employee benefit plan on the Closing Date and, except as set forth below with respect to continuation coverage, no additional benefits shall be accrued thereafter for such employees.

(d) Seller shall have the sole responsibility for "continuation coverage" benefits provided after the Closing Date for all Transferred Employees and "qualified beneficiaries" of Transferred Employees for whom a "qualifying event" occurs on or before the Closing Date. Provision of "continuation coverage" to any Employee who declines on or as of the Closing Date to become a Transferred Employee shall be the responsibility of Seller. Buyer shall have the sole responsibility for "continuation coverage" benefits for all Transferred Employees and "qualified beneficiaries" of Transferred Employees for whom a "qualifying event" occurs after the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.

7.17     Employee Benefits.

(a) After the Closing Date, Buyer shall have sole discretion with respect to the provision of employee benefits for all Transferred Employees.

(b) Seller shall retain and fulfill all liability, responsibility, and obligations, to the extent required by law, under all Employee Plans, all arrangements with respect to any amounts payable or benefits to be provided to any employee, former employee or beneficiary, and all liability, responsibility and obligations with respect to any Claim asserted under any Employee Plan, by any employee, former employee or beneficiary of any Employee Plan with respect to periods or events occurring prior to the Closing Date. For purposes of this Agreement, the following Claims shall be deemed to be incurred, provided or received as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health, dental and/or prescription drugs benefits, upon provision of such services, materials or supplies; (iii) in the case of long-term disability benefits, upon the date that the disability is determined to have first occurred; and (iv)in the case of workers' compensation or any other Claim, when the event giving rise to such Claim first occurs.

7.18 Prorations. After the Closing Date, Buyer and Seller will cooperate to make appropriate proration or other allocation of rental expenses, salaries, wages and related payroll and unemployment taxes, workers' compensation and other employee Claims for the Transferred Employees based on the principle that such expenses related to periods on or prior to 12:01 a.m. on the Closing Date will be borne by Seller and such expenses related to periods after 12:01 a.m. on the Closing Date will be borne by Buyer.

7.19 Dow Corning Motion. Within 3 Business Days after the execution of this Agreement, Buyer shall file a motion (the "Dow Corning Motion") with the Dow Corning Bankruptcy Court seeking the entry of an order (the "Dow Corning Order") approving the additional cash contribution of Dow Corning Corporation to Buyer and any other aspect of the transactions contemplated by this Agreement that may be subject to the jurisdiction of the Dow Corning Bankruptcy Court. Buyer shall use its reasonable best efforts to have (i) the Dow Corning Bankruptcy Court enter the Dow Corning Order as soon as practicable after the filing of the Dow Corning Motion and (ii) the Dow Corning Order become a Final Order as soon as practicable.

                                   Article 8
                                      TAXES

8.1      Cooperation on Tax Matters.

(a) Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b) Buyer shall retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Buyer under this Agreement and (ii) coming into existence after the Closing Date that relate to the Acquired Assets or the Assumed Liabilities before the Closing Date, for a period of at least six years from the Closing Date. In addition, after the Closing Date, Buyer shall provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge) to the books, records, documents and other information relating to the Acquired Assets or the Assumed Liabilities as Seller may reasonably deem necessary to (x) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding or answer or (y) administer or complete the Bankruptcy Cases.

8.2 Allocation of Purchase Price and Purchase Price Allocation Forms. Buyer and Seller shall allocate the Purchase Price plus items treated as liabilities for federal income tax purposes and other relevant items among the Acquired Assets in accordance with their fair market values as set forth on a schedule to be jointly prepared and agreed to by Buyer and Seller prior to the Closing Date (the "Allocation"). Seller and Buyer shall cooperate in filing with the Internal Revenue Service their respective Forms 8594 as provided for in section 1060 of the Code on a basis consistent with the Allocation and, except as otherwise required by Law, the Allocation shall be reflected on any relevant Tax Returns required to be filed as a result of the transactions contemplated by this Agreement.

8.3 Transfer Taxes. Seller and Buyer shall share equally in the payment of all municipal, county, state and federal sales and transfer taxes incurred in connection with the transactions contemplated by this Agreement and the costs of preparing or documenting such transactions, if any. Seller shall prepare, and each party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters within its knowledge required in connection with the payment of any such tax. Buyer will furnish to Seller at the Closing a Virginia resale certificate for the purchase of any Inventory located on the Virginia Location.

                                   Article 9
                 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

9.1 Conditions Precedent to Performance by Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the condition contained in Section 9.1(c)) may be waived by Seller in writing in its sole discretion:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer made in Article 6 of this Agreement that are qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). The representations and warranties of Buyer made in Article 6 of this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and Seller shall have received a certificate, dated the Closing Date and signed by the President of Buyer, to that effect.

(b) Performance of the Obligations of Buyer. Buyer shall have performed or complied in all material respects with all obligations required under this Agreement to be performed by it on or before the Closing Date and Seller shall have received a certificate dated the Closing Date and signed by the President of Buyer, to that effect.

(c) Consents and Approvals. The Sterling Bankruptcy Court will have entered the Sale Order and the Sale Order will have become a Final Order.

(d) No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated by this Agreement will be in effect.

9.2 Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which (other than the conditions contained in Section 9.2(d)(i), Section 9.2(d)(ii) and Section 9.2(d)(iii)) may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Seller. The representations and warranties of Seller made in Article 5 of this Agreement that are qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date). The representations and warranties of Seller made in Article 5 of this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and Buyer shall have received a certificate, dated the Closing Date and signed by the President of Seller, to that effect.

(b) Performance of the Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations required under this Agreement to be performed by it on or before the Closing Date and Buyer shall have received a certificate, dated the Closing Date and signed by the President of Seller, to that effect.

(c) No Violation of Orders. No provision of any applicable Law or Order issued by any Government shall be in effect that (i) prevents the sale and purchase of the Acquired Assets or any of the other transactions contemplated by this Agreement and (ii) would materially adversely affect or interfere with the utilization of the Acquired Assets as contemplated to be utilized after the Closing.

(d)      Consents and Approvals.

(i) The Sterling Bankruptcy Court will have entered the Sale Procedures Order on or before January 16, 2003 and the Sale Procedures Order will have become a Final Order on or before January 20, 2003.

(ii) The Sterling Bankruptcy Court will have entered the Sale Order and the Sale Order will have become a Final Order.

(iii) The Dow Corning Bankruptcy Court will have approved the additional capital contribution by Dow Corning Corporation to Buyer.

(iv)     All Consents set forth on Schedule 5.4 will have been obtained.

(v) The Consent of ProLogis Trust, pursuant to Section 13 of the Florida Lease, will have been obtained.

(vi) Seller shall have cured all defaults and breaches of all Acquired Contracts except for such breaches and defaults which will not have a material effect on the assumption and assignment in accordance with
         Section 2.6 of this Agreement of any Acquired Contract reasonably determined by Buyer to be material.

(e)      Ancillary Agreements.

(i) Buyer shall have entered into a lease or facilities use agreement with Advanced Technology Materials, Inc., a Delaware corporation ("ATMI"), in respect of the Connecticut Location in form and substance reasonably satisfactory to Buyer and obtained a commercially reasonable nondisturbance agreement from the holder of any mortgage or deed of trust affecting such property.

(ii) Buyer shall have entered into an intellectual property license agreement or other settlement agreement with ATMI in form and substance reasonably satisfactory to Buyer.

(iii) Buyer and Parent or one of its Affiliates shall have entered into a sublease agreement relating to the location currently occupied by Seller on the Florida Location (the "Florida Lease") in form and substance reasonably satisfactory to Buyer and obtained a commercially reasonable nondisturbance agreement from the holder of any mortgage or deed of trust affecting such property.

(f) No Material Adverse Change. Since November 1, 2002, there shall not have been any material adverse change in the Business, the Acquired Assets or the Assumed Liabilities.

                                   Article 10
                                   TERMINATION

10.1 Conditions of Termination. This Agreement may be terminated at any time before the Closing:

(a)      By mutual consent of Seller and Buyer;

(b) By Seller, if (i) any of Buyer's representations or warranties made in this Agreement proves to be materially inaccurate or (ii) Buyer commits a material breach of any covenant or obligation under this Agreement, which breach is not cured within 10 days following written notice of such breach by Seller to Buyer;

(c) By Seller, any time on or after the date that is 120 days after the date of this Agreement, if the condition contained in Section 9.1(c) has not been satisfied or waived;

(d) By Seller, at any time on or after the date that is 120 days after the date of this Agreement, if the condition contained in Section 9.1(d) has not been satisfied or waived; provided, however, that Seller shall not have the right to terminate this Agreement under this Section 10.1(d) if Seller sought, or failed to use best efforts to oppose, the entry of any Order described in Section 9.1(d);

(e) By Buyer, if (i) any of Seller's representations or warranties made in this Agreement proves to be materially inaccurate or (ii) Seller commits a material breach of any covenant or obligation under this Agreement, which breach is not cured within 10 days following written notice of such breach by Buyer to Seller;

(f) By Buyer, in the event that any Order described in Section 9.2(c) is entered;

(g) By Buyer, at any time on or after April 30, 2003 if the Closing has not then occurred;

(h) Automatically, upon the Sterling Bankruptcy Court entering an Order approving a Superior Transaction which becomes a Final Order;

(i) By Buyer, if the Sale Order has not been entered by the Sterling Bankruptcy Court by February 28, 2003 or has not become a Final Order by March 11, 2003; or

(j) By Buyer, if the Sale Procedures Order has not been entered by the Sterling Bankruptcy Court by January 16, 2003 or has not become a Final Order by January 20, 2003.

         Notwithstanding the foregoing, neither Seller nor Buyer may rely on the failure of any condition to closing, set forth in Section 9.1 or Section 9.2, respectively, to be satisfied as a basis for termination if such failure was caused by such party's breach of this Agreement or failure to use all commercially reasonable efforts to cause the Closing to occur, as provided for in this Agreement, or if such party is otherwise in material breach of this Agreement.

10.2 Effect of Termination; Remedies. In the event of termination pursuant to
Section 10.1, this Agreement shall become null and void and have no effect (other than Article 10 and Article 11, which shall survive termination), with no liability on the part of Seller or Buyer with respect to this Agreement except for any liability provided for in the Purchase Incentive Agreement.

                                   Article 11
                                  MISCELLANEOUS

11.1 Successors and Assigns. Except as otherwise provided in this Agreement, no party to this Agreement shall assign this Agreement or any rights or obligations under this Agreement without the prior written Consent of the other party to this Agreement, and any such attempted assignment without such prior written Consent shall be void and of no force and effect. Notwithstanding the foregoing, Buyer may assign this Agreement or any of its rights under this Agreement, in whole or in part, to one or more of its Affiliates, provided that in such event Buyer shall continue to be liable for any nonperformance of its obligations under this Agreement. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties to this Agreement.

11.2 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code. The parties to this Agreement shall submit to the personal jurisdiction of the state or federal courts located in the State of Delaware.

11.3 Expenses. Except as otherwise provided in this Agreement or in the Purchase Incentive Agreement, each of the parties to this Agreement shall pay its own expenses in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated by this Agreement are consummated.

11.4 Broker's and Finder's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and no broker or other Person is entitled to any commission or finder's fee in connection with any of these transactions.

11.5 Survival. The representations and warranties made in this Agreement shall not survive the Closing Date. The covenants made in this Agreement will survive the Closing in accordance with their terms.

11.6 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated by this Agreement in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service properly addressed to the party as follows:

                  If to Seller:

                           c/o Uniroyal Technology Corporation
                           602 Sarasota Quay
                             Sarasota, Florida 34236
                           Attention: Oliver J. Janney
                            Facsimile: (941) 362-1833

                  copy to:

                           The Bayard Firm
                           222 Delaware Avenue
                           Suite 900
                           Wilmington, Delaware 19801
                           Attention:  Jeffrey M. Schlerf
                           Facsimile:  (302) 658-6395

                  If to Buyer:

                             Dow Corning Corporation
                             2200 West Salzburg Road
                           Mail #CO1242
                             Auburn, Michigan 48611
                           Attention: Paul A. Marcela
                            Facsimile: (989) 496-1709

                   copy to:

                           Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                              Cleveland, Ohio 44114
                           Attention:  William H. Coquillette
                            Facsimile: (216) 579-0212


         Any party may change its address for the purpose of this Section 11.7 by giving the other party written notice of its new address in the manner set forth above.

11.8 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived, only by a written instrument executed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11.9 Entire Agreement. This Agreement and the Ancillary Agreements contain the entire understanding between the parties to this Agreement with respect to the transactions contemplated by this Agreement and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules and exhibits to this Agreement and any documents and instruments delivered pursuant to any provision of this Agreement are expressly made a part of this Agreement as fully as though completely set forth in this Agreement.

11.10 Parties in Interest. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligations or liability of any third Persons to Seller or Buyer. This Agreement is not intended to nor shall give any third Persons any right of subrogation or action over or against Seller or Buyer.

11.11 Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.





                    [Signatures are on the following page.]

         IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized officer as of the date first above written.



                                    STERLING
                               SEMICONDUCTOR, INC.


                                 By: /s/ George J. Zulanas, Jr.
                                 __________________________________________
                                  Name: George J. Zulanas, Jr.
                                  Title: Vice President and Treasurer

                                   DOW CORNING
                                ENTERPRISES, INC.


                                By: /s/ Jean-Marc Gilson
                                ____________________________________________
                                 Name: Jean-Marc Gilson
                                   Title: Vice President

--------------------------------------------------------------------------------


                            ASSET PURCHASE AGREEMENT

                                 by and between

                          STERLING SEMICONDUCTOR, INC.

                                       and

                          DOW CORNING ENTERPRISES, INC.



--------------------------------------------------------------------------------

                          Dated as of November 27, 2002

                                Table of Contents
                                   (continued)

                                                                            Page

CLI-1010475v10                                         -iii-


CLI-1010475v10                                          -iv-

                                TABLE OF CONTENTS

                                                                            Page

Article 1         DEFINITIONS............................................2

Article 2         PURCHASE AND SALE OF THE ACQUIRED ASSETS...............2

         2.1      Sale and Transfer of Assets............................2

         2.2      Excluded Assets........................................4

         2.3      Assumption of Liabilities..............................4

         2.4      Retention of Liabilities...............................4

         2.5      [Intentionally omitted.]...............................4

         2.6      Transfer of Contract Rights............................5

         2.7      Designation of Acquired Contracts......................5

Article 3         CONSIDERATION..........................................5

         3.1      Consideration..........................................5

         3.2      Purchase Price Adjustment..............................5

Article 4         CLOSING AND DELIVERIES.................................7

         4.1      Closing................................................7

         4.2      Seller's Deliveries....................................7

         4.3      Buyer's Deliveries.....................................8

Article 5         REPRESENTATIONS AND WARRANTIES OF SELLER...............8

         5.1      Organization and Standing..............................8

         5.2      Authorization and Validity.............................8

         5.3      No Conflict or Violation...............................9

         5.4      Consents and Approvals.................................9

         5.5      Financial Statements...................................9

         5.6      Tax Matters............................................9

         5.7      Compliance with Laws..................................10

         5.8      Legal Proceedings.....................................10

         5.9      Sufficiency of and Title to Assets....................10

         5.10     Executory Contracts...................................10

         5.11     Permits...............................................11

         5.12     Environmental Matters.................................11

         5.13     Real Property.........................................11

         5.14     Employees.............................................12

         5.15     Employee Benefits.....................................12

         5.16     Intellectual Property.................................13

         5.17     Government Contracts..................................14

         5.18     Absence of Certain Changes............................15

Article 6         REPRESENTATIONS AND WARRANTIES OF BUYER...............16

         6.1      Organization and Standing.............................16

         6.2      Authorization and Validity............................16

         6.3      No Conflict or Violation..............................16

         6.4      Consents and Approvals................................16

         6.5      Availability of Funds.................................16

Article 7         COVENANTS.............................................17

         7.1      Sterling Bankruptcy Court Actions.....................17

         7.2      Novation of Government Contracts......................17

         7.3      Best Efforts..........................................19

         7.4      Access to Properties and Records Prior to Closing.....19

         7.5      Access to Records After Closing.......................19

         7.6      Further Assurances....................................19

         7.7      Notice to Buyer.......................................20

         7.8      Access to Information.................................20

         7.9      Maintenance of Insurance..............................20

         7.10     Maintenance of Property...............................20

         7.11     License Agreements....................................20

         7.12     Cure of Defaults......................................20

         7.13     Conduct of Business Before the Closing Date...........21

         7.14     Freedom to Practice Opinion...........................21

         7.15     Power of Attorney.....................................21

         7.16     Employees.............................................22

         7.17     Employee Benefits.....................................22

         7.18     Prorations............................................23

         7.19     Dow Corning Motion....................................23

Article 8         TAXES.................................................23

         8.1      Cooperation on Tax Matters............................23

         8.2      Allocation of Purchase Price and Purchase Price
                  Allocation Forms......................................24

         8.3      Transfer Taxes........................................24

Article 9         CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES........24

         9.1      Conditions Precedent to Performance by Seller.........24

         9.2      Conditions Precedent to the Performance by Buyer......25

Article 10        TERMINATION...........................................26

         10.1     Conditions of Termination.............................26

         10.2     Effect of Termination; Remedies.......................27

Article 11        MISCELLANEOUS.........................................28

         11.1     Successors and Assigns................................28

         11.2     Governing Law; Jurisdiction...........................28

         11.3     Expenses..............................................28

         11.4     Broker's and Finder's Fees............................28

         11.5     Survival..............................................28

         11.6     Severability..........................................28

         11.7     Notices...............................................28

         11.8     Amendments; Waivers...................................29

         11.9     Entire Agreement......................................30

         11.10    Parties in Interest...................................30

         11.11    Headings..............................................30

         11.12    Counterparts..........................................30

                                    EXHIBITS

Exhibit A................................Form of Sale Order
Exhibit B................................Form of Bill of Sale
Exhibit C................................Form of Contract Assignment
Exhibit D................................Form of Florida Lease
Exhibit E................................Form of Transition Services Agreement
Exhibit F................................Form of  Power of Attorney
Exhibit G................................Form of Assumption Agreement


                                    SCHEDULES

Schedule 2.1(a)...Government Contracts
Schedule 2.1(b)...Executory Contracts
Schedule 2.1(c)...Owned Machinery and Equipment
Schedule 2.1(d)...Leased Machinery and Equipment
Schedule 2.1(i)...Motor Vehicles
Schedule 2.1(j)...Computer Hardware and Software
Schedule 2.1(k)...Permits
Schedule 2.2(h)...Other Excluded Assets
Schedule 5.4......Consents
Schedule 5.5......Variances from GAAP
Schedule 5.6......Tax Liens
Schedule 5.7......Compliance with Law
Schedule 5.8......Legal Proceedings
Schedule 5.12.....Environmental Matters
Schedule 5.14.....Employees
Schedule 5.15.....Employee Benefit Plans
Schedule 5.17.....Government Contract Matters
Schedule 5.18.....Changes in Circumstances

                                   APPENDIX A

                                   DEFINITIONS

         Whenever used in this Agreement, any noun or pronoun will be deemed to include both the singular and plural and to cover all genders. The name assigned this Agreement and the headings, section references and other captions used in this Agreement are for convenience of reference only and will not affect the interpretation or construction of this Agreement.

         "Acquired Assets" has the meaning set forth in Section 2.1.

         "Acquired Contracts" has the meaning set forth in Section 2.1(b).

         "Acquired Intellectual Property" has the meaning set forth in Section 2.1(h).

         "Action" means any action, suit, legal, administrative or arbitral proceeding or investigation before any Government authority.

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

         "Agreement" has the meaning set forth in the Preamble.

         "Allocation" has the meaning set forth in Section 8.2.

         "Ancillary Agreements" means the Bill of Sale, the Contract Assignment, the Transition Services Agreement, the Florida Lease, the Assumption Agreement and the power of attorney executed pursuant to Section 7.15.

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Assumption Agreement" has the meaning set forth in Section 4.3(b)(iv).

         "ATMI" has the meaning set forth in Section 9.2(e)(i).

         "Bankruptcy Cases" has the meaning set forth in the Background Information.

         "Bankruptcy Code" has the meaning set forth in the Background Information.

         "Bill of Sale" has the meaning set forth in Section 4.2(b).

         "Business" has the meaning set forth in the Background Information.

         "Business Day" means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Florida or Michigan are authorized by Law or other Government action to close.

         "Buyer" has the meaning set forth in the Preamble.

         "Buyer's Accountants" has the meaning set forth in Section 3.2(c).

         "Claims" means any and all rights, claims, credits, rebates, allowances or causes of action, whether known or unknown, pending or threatened.

         "Closing" has the meaning set forth in Section 4.1.

         "Closing Date" has the meaning set forth in Section 4.1.

         "Closing Net Book Value" has the meaning set forth in Section 3.2(a).

         "Closing Net Book Value Statement" has the meaning set forth in Section 3.2(b).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Connecticut Location" means the facility in Danbury, Connecticut currently leased by Seller.

         "Consent" means any consent, approval, authorization, qualification, waiver or notification of a Government authority or any other Person.

         "Contract" means any and all contracts, leases, loan agreements, mortgages, security agreements, trusts, indentures, licenses (including licenses of computer software) or other agreement or instrument.

         "Contract Assignment" has the meaning set forth in Section 4.2(c).

         "Controlled Group" means Seller or any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with Seller or (ii) that together with Seller is treated as a single employer under section 414(t) of the Code.

         "Designated Accounting Arbitrator" has the meaning set forth in Section 3.2(d).

         "Dispute Notice" has the meaning set forth in Section 3.2(d).

         "Dow Corning Bankruptcy Court" means the United States Bankruptcy Court for the Eastern District of Michigan, Northern Division.

         "Dow Corning Motion" has the meaning set forth in Section 7.19.

         "Dow Corning Order" has the meaning set forth in Section 7.19.

         "Employee Plan" means (i) all "employee benefit plans," as defined in section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and
(iii) all other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, with respect to which Seller has made or is required to make payments, transfers or contributions for the benefit of any present or former employees, directors, officers, shareholders, consultants, or independent contractors.

         "Environmental Laws" means all applicable federal, state and local statutes, ordinances, rules, Orders, regulations and other provisions having the force of law, all judicial and administrative Orders and determinations, and all common law concerning pollution or protection of human health and the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Executory Contracts" has the meaning set forth in Section 2.1(b).

         "FAR" has the meaning set forth in Section 7.2(a).

         "Final Net Book Value Statement" has the meaning set forth in Section 3.2(f).

         "Final Order" means an order of a court: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a "Challenge") has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon;
(ii) as to which the time for instituting or filing a Challenge shall have expired; and (iii) as to which no stay is in effect.

         "Financial Statements" has the meaning set forth in Section 5.5.

         "Florida Lease" has the meaning set forth in Section 9.2(e)(iii).

         "Florida Location" means the facility in Tampa, Florida currently subleased by Seller.

         "GAAP" has the meaning set forth in Section 3.2(a).

         "Government" means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States or any other nation, or any state or subdivision thereof, including the employees or agents thereof.

         "Government Bid" means any quotation, bid or proposal by Seller that, if accepted or awarded, would lead to a contract with the United States Government, any foreign Government or any other Person, including a prime contractor or a higher tier subcontractor to the United States Government or any foreign Government, for the design, manufacturer or sale of products or the provision of services by Seller.

         "Government Contract" has the meaning set forth in Section 7.2(a) and
Section 2.1(a).

         "Hazardous Materials" means any hazardous or toxic substance or waste or any contaminant or pollutant regulated or otherwise creating liability under Environmental Laws, including, but not limited to, "hazardous substances" as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended, "toxic substance" as defined by the Toxic Substance Control Act, as amended, "hazardous wastes" as defined by the Resource Conservation and Recovery Act, as amended, "hazardous materials" as defined by the Hazardous Materials Transportation Act, as amended, thermal discharges, radioactive substances, PCBs, natural gas, petroleum products or byproducts, and crude oil.

         "Intellectual Property" has the meaning set forth in Section 2.1(h).

         "Intellectual Property Letter" has the meaning set forth in Section 2.1(h).

         "Inventory" means raw materials, work-in-process, finished goods, supplies, packaging materials and other similar items.

         "Knowledge of Seller," "Seller's Knowledge" or any other similar term or knowledge qualification will be deemed to include all information that is actually known or, in the exercise of reasonable diligence should be known by any of Robert L. Soran, George J. Zulanas, Jr., James M. LeMunyon or Andrew Timmerman.

         "Law" has the meaning set forth in Section 5.3.

         "Leased Machinery and Equipment" has the meaning set forth in Section 2.1(d).

         "Leased Motor Vehicles" has the meaning set forth in Section 2.1(i).

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

         "Loss Contract" has the meaning set forth in Section 5.17(e).

         "Losses" means loss, liability and damage, including, without limitation, amounts paid in settlement, legal expenses, including attorneys' fees, and costs of investigation.

         "Machinery and Equipment" has the meaning set forth in Section 2.1(d).

         "Motor Vehicles" has the meaning set forth in Section 2.1(i).

         "Operating Locations" means collectively, the Connecticut Location and the Florida Location.

         "Opinion" has the meaning set forth in Section 7.14.

         "Order" has the meaning set forth in Section 5.3.

         "Owned Machinery and Equipment" has the meaning set forth in Section 2.1(c).

         "Owned Motor Vehicles" has the meaning set forth in Section 2.1(i).

         "Parent" has the meaning set forth in the Background Information.

         "Permits" has the meaning set forth in Section 2.1(k).

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

         "Post-Transfer Obligations" has the meaning set forth in Section
7.2(c).

         "Purchase Incentive Agreement" has the meaning set forth in the Background Information.

         "Purchase Price" has the meaning set forth in Section 3.1.

         "Reference Balance" has the meaning set forth in Section 3.2(g).

         "Sale Motion" has the meaning set forth in Section 7.1(b).

         "Sale Order" has the meaning set forth in the Section 7.1(b).

         "Sale Procedures Motion" has the meaning set forth in the Section
7.1(a).

         "Sale Procedures Order" has the meaning set forth in the Section
7.1(a).

         "Seller" has the meaning set forth in the Preamble.

         "Seller's Accountants" has the meaning set forth in Section 3.2(c).

         "Sterling Bankruptcy Court" has the meaning set forth in the Background Information.

         "Superior Transaction" means any transaction (or series of transactions) involving a sale of all or substantially all of the Acquired Assets (including any merger, stock purchase or similar transaction) to a purchaser or purchasers other than Buyer that is found by the Sterling Bankruptcy Court to constitute a higher and better bid than that of Buyer in accordance with the Sale Order and the Sale Procedures Order.

         "Tax Return" means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

         "Taxes" means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workers' compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date; and "Tax" shall mean any one of them.

         "Transferee" has the meaning set forth in Section 7.2(c).

         "Transferred Employees" has the meaning set forth in Section 7.16(b).

         "Transition Services Agreement" means the Transition Services Agreement to be entered into by Buyer and Seller with respect to certain separation and services issues arising in connection with the consummation of the transactions contemplated by this Agreement and substantially in the form attached to this Agreement as Exhibit E.

         "Virginia Location" means the facility in Sterling, Virginia currently leased by Seller.